Exhibit 99-1

ENERGY EAST ANNOUNCES ORGANIZATIONAL CHANGES

FOR IMMEDIATE RELEASE

Albany, NY and Portland, ME, June 10, 2005 - Energy East Corporation today announced several organization changes, effective immediately. "These changes will better align the Company to meet its business priorities," said Wes von Schack, Energy East's Chairman and Chief Executive Officer.

Robert. E. Rude was elected Senior Vice President and Chief Regulatory Officer. In this new position, Rude will be responsible for all regulatory policy and proceedings at Energy East's electric and natural gas utility operating companies. Rude will also be responsible for operating and capital budgeting at the Company.

Steven R. Adams was elected Vice President - Regulatory Policy and will report to Rude.

Robert D. Kump was elected Vice President, Controller and Chief Accounting Officer. Kump will be responsible for all accounting and reporting, tax policy and compliance, internal controls, investor relations and shareholder services.

F. Michael McClain was elected Vice President - Finance, Treasurer and Chief Integration Officer. McClain will be responsible for corporate finance, information technology, corporate risk management, pension fund management, and for the ongoing projects to integrate the operations of Energy East's electric and natural gas operating companies.

About Energy East: Energy East Corporation [NYSE: EAS] is a respected super-regional energy services and delivery company that our customers can depend on every day. We are a motivated and skilled team of professionals dedicated to creating shareholder value through our focus on profitable growth, operational excellence and strong customer partnerships. We serve about 3 million customers throughout upstate New York and New England.

Contact:	Scott Martin 207.688.4336